Exhibit 10.2

SAIA, INC.
2003 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, made as of the 1st day of February, 2008 by and between Saia, Inc., a Delaware corporation (hereinafter called the “Company”), and Anthony D. Albanese (hereinafter called the “Awardee”);

WITNESSETH THAT:

WHEREAS, the Board of Directors of the Company (“Board”) has adopted the Saia, Inc. 2003 Omnibus Incentive Plan (“Plan”) pursuant to which restricted stock of the Company may be granted to employees of the Company; and

WHEREAS, the Company desires to make a restricted stock award to the Awardee for seventeen thousand (17,000) shares of its common stock (“Award”) under the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:

1. Award Subject to Plan. This Award is made under and is expressly subject to all the terms and provisions of the Plan, a copy of which Awardee acknowledges has been given to Awardee, and which terms are incorporated herein by reference. Awardee agrees to be bound by all the terms and provisions of the Plan. Terms not defined herein shall have the meaning ascribed thereto in the Plan.

2. Grant of Award. Pursuant to action of the Committee, which action was taken on February 1, 2008 (“Date of Award”), the Company awards to the Awardee seventeen thousand (17,000) shares of the common stock of the Company, of the par value of $0.001 per share (“Common Stock”); provided, however, that the shares hereby awarded (“Restricted Stock”) are nontransferable by the Awardee during the periods described herein (“Restriction Periods”) and are subject to the risk of forfeiture described herein. During the Restriction Periods, at the Company’s election, the Restricted Stock will either be represented in book-entry form by the transfer agent for the Common Stock or by a certificate held by the Company or such transfer agent. Any certificate relating to the Restricted Stock shall be registered in the name of the Awardee and shall bear an appropriate legend referring to the applicable terms, conditions and restrictions.

3. Vesting. During the period ending immediately before February 1, 2011 all shares of Restricted Stock will be subject to forfeiture and nontransferable by the Awardee. In the event of Awardee’s termination of employment prior to February 1, 2011, except as provided in Section 4 or Section 5 or Section 6 below, the Awardee shall forfeit all the shares of Restricted Stock.

(a) If the Awardee is and has been continuously in the service of the Company since the Date of the Award, 25% of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on February 1, 2011 and such shares of Restricted Stock shall become immediately free of such restrictions.

(b) If the Awardee is and has been continuously in the service of the Company since the Date of the Award, a cumulative of 50% of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on February 1, 2012 and such shares of Restricted Stock shall become immediately free of such restrictions.

(c) If the Awardee is and has been continuously in the service of the Company since the Date of the Award, a cumulative of 100% of the shares of Restricted Stock granted hereby shall become fully vested and nonforfeitable on February 1, 2013 and such shares of Restricted Stock shall become immediately free of such restrictions.

If the Awardee’s service as an employee of the Company terminates prior to February 1, 2013, except as provided in Section 4, 5 or 6 below, the Awardee shall forfeit the shares of Restricted Stock which remain nontransferable at that time.

4. Change in Control. In the event the Company is wholly or partly liquidated, or agrees to participate in a merger, consolidation or reorganization in which it, or any entity controlled by it, is not the surviving entity, all previously granted shares of Restricted Stock not yet free of the restrictions of Section 3 shall become immediately free of such restrictions.

5. Death of the Awardee. In the event of the death of the Awardee, all previously granted shares of Restricted Stock not yet free of the restrictions of Section 2 shall become immediately free of such restrictions.

6. Total Disability of the Awardee. In the event of a termination of employment due to the Total Disability of the Awardee, as defined in the Plan, all previously granted shares of Restricted Stock not yet free of the restrictions of Section 2 shall become immediately free of such restrictions.

7. Dividends. Any cash or in-kind dividends paid with respect to the unvested shares of Restricted Stock shall be withheld by the Company and shall be paid to Awardee, without interest, only when, and if, such shares of Restricted Stock shall become fully vested, and in no event later than 2 1/2 months after the close of the year in which such Restricted Stock vests.

8. Payment and Taxes. As soon as practicable following the vesting of any shares of Restricted Stock, shares of Company Common Stock shall be delivered to the Awardee. Awardee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state or local income tax withholding requirements in respect of the shares of Restricted Stock and the Company shall be authorized to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. As a condition to the effectiveness of this Restricted Stock Award, Awardee shall not make any election to Section 83(b) of the Internal Revenue Code of 1986, as amended, to realize taxable income with respect to the Restricted Stock Award as of the Award Date without consent of the Committee.

9. Administration. This Award has been made pursuant to a determination made by the Committee, subject to the express terms of this Agreement, and the Committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to the Awardee by the express terms hereof.

10. No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the service of the Awardee, as an employee, as applicable.

11. Choice of Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf, and the Awardee has signed this Agreement to evidence the Awardee’s acceptance of the terms hereof, all as of the date first above written.

SAIA, INC.

By:
James A. Darby
Vice President Finance and
Chief Financial Officer

AWARDEE

Anthony D. Albanese